LETTER AGREEMENT

Columbia Funds Series Trust I

Columbia Funds Variable Insurance Trust

One Financial Center

Boston, MA 02111

May 1, 2010

Dear Sir:

Reference is made to Schedule B of each of the Transfer, Dividend Disbursing and Shareholders’ Servicing Agent Agreement dated May 1, 2010 (the “Transfer Agency Agreement”) among Columbia Management Investment Services Corp. (formerly, RiverSource Service Corporation) (“CMISC”), Columbia Management Investment Advisers, LLC (formerly, RiverSource Investments, LLC) (“CMIA”) and Columbia Funds Series Trust I (“CFSTI”) and Columbia Funds Variable Insurance Trust (together, the “Funds”) and the Transfer, Dividend Disbursing and Shareholders’ Servicing Agent Agreement dated May 1, 2010 (together with the Transfer Agency Agreement, the “Agreements”) among CMISC, CMIA and CFSTI.

1. Effective as of the date hereof, the Funds, CMISC and CMIA agree that for purposes of Schedule B of the Agreements, the per account fee shall be $22.36.

2. Effective as of the date hereof, the Funds, CMISC and CMIA agree that for purposes of Schedule B of the Transfer Agency Agreement, the Funds may reimburse CMISC for amounts paid to financial intermediaries that hold Fund shares in omnibus accounts: (i) subject to an annual limitation of 0.15% of the average aggregate value of the Fund’s shares maintained in an omnibus account for a financial intermediary that seeks payment by CMISC as a percentage of assets basis; and (ii) based on a per account fee of up to $22.36 for a financial intermediary that seeks payment by CMISC on a per account basis.

3. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which, taken together, shall constitute one and the same instrument.

[Signature page follows]

Sincerely,

/s/ Geralynn Kephart-Strong
Title: Director
Columbia Management Investment Services Corp.

/s/ William F. Truscottt
Title: Chariman
Columbia Management Investment Advisers, LLC

Acknowledged and Agreed by:

Columbia Funds Series Trust I

Columbia Funds Variable Insurance Trust

By	/s/ Joseph F. DiMaria
Name:	Joseph F. DiMaria
Title:	Chief Accounting Officer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.